UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2018

Biogen Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Binney Street, Cambridge, Massachusetts 02142
(Address of principal executive offices; Zip Code)

Registrant’s telephone number, including area code: (617) 679-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    In connection with the appointment of Robin C. Kramer as Vice President, Chief Accounting Officer of Biogen Inc. (the "Company"), Jeffrey D. Capello, the Company’s Executive Vice President, Chief Financial Officer and Chief Accounting Officer, will step down as Chief Accounting Officer effective as of November 19, 2018.
(c)    The Company appointed Robin C. Kramer as Vice President, Chief Accounting Officer effective as of November 19, 2018.
Ms. Kramer, age 53, served as the Senior Vice President and Chief Accounting Officer of Hertz Global Holdings, Inc., a car rental company, from May 2014 to November 2018. Prior to that, Ms. Kramer was an audit partner at Deloitte & Touche LLP, a professional services firm, from 2007 to 2014, including serving in Deloitte’s National Office Accounting Standards and Communications Group from 2007 to 2010. From 2005 to 2007, Ms. Kramer served as Chief Accounting Officer of Fisher Scientific International, Inc., a laboratory supply and biotechnology company, and from 2004 to 2005 Ms. Kramer served as Director, External Reporting, Accounting and Control for the Gillette Company, a personal care company. Ms. Kramer also held partner positions in the public accounting firms of Ernst & Young LLP and Arthur Andersen LLP. Ms. Kramer is a licensed CPA in Massachusetts. She is a member of the Massachusetts Society of CPAs and the AICPA and served as a Board Member for the Massachusetts State Board of Accountancy from September 2011 to December 2015. Ms. Kramer holds a B.B.A. degree in Accounting from Salem State University.
Under the terms of an offer letter that Ms. Kramer entered into in connection with her hiring as Vice President, Chief Accounting Officer of the Company, her base salary will be $450,000 and, beginning in 2019, she is eligible to participate in the Company’s annual bonus plan with a target bonus of 35% of her annual base salary. Ms. Kramer is also eligible for a cash bonus of $350,000 to be paid in three equal installments in February of 2020, 2021 and 2022 contingent upon her satisfactory achievement of her performance goals in the prior calendar year and her continued employment on the date of payment. Ms. Kramer is also eligible for relocation benefits.
The offer letter also provides that Ms. Kramer will receive a one-time cash sign-on bonus of $525,000, which will be paid after her start date. Ms. Kramer’s one-time cash sign-on bonus is subject to recoupment by the Company as follows: 100% of her cash sign-on bonus is subject to recoupment if Ms. Kramer’s employment terminates within the first year of her employment; 67% of her cash sign-on bonus is subject to recoupment if Ms. Kramer’s employment terminates within the second year of her employment; and 33% of her cash sign-on bonus is subject to recoupment if Ms. Kramer’s employment terminates within the third year of her employment.
In addition, the offer letter provides that Ms. Kramer will be eligible to participate in the Biogen Inc. 2017 Omnibus Equity Plan (the “2017 Plan”) and will receive, under the 2017 Plan, (a) restricted stock units with a grant date value of $87,500 and (b) market stock units with a grant date value of $87,500, each award to be made on the first trading day of the month following her start date. The restricted stock units will cliff vest after three years, subject to Ms. Kramer’s continued employment. The market stock units are performance-based restricted stock units that are earned based on the growth of the Company’s common stock price from the date of grant to each of the three annual vesting dates. On each vesting date, the performance multiplier is derived based on the stock price growth measured from the grant date to each of the three annual vesting dates using the average closing stock price for the 30 calendar days including and following the grant date and each vesting date.
Under the current executive severance plan for Vice Presidents, Ms. Kramer will be eligible to receive:

•
In the event of a termination of employment other than for cause and other than by reason of Ms. Kramer’s death or disability, she would be entitled to receive a lump sum severance payment equal to a minimum of six months of her then-annual base salary and target annual bonus, with an additional one month for each full year of service to a maximum benefit of 12 months of base salary and target bonus. The number of months of severance Ms. Kramer is entitled to is referred to as the “severance period.”

•
If, within two years following a corporate transaction or a corporate change in control, Ms. Kramer experiences a termination of employment other than for cause or by reason of death or disability or experiences an involuntary employment action, she would be entitled to a lump sum severance payment equal to one times her then-annual base salary plus target annual bonus. These payments are in lieu of any payment in the preceding paragraph.

Ms. Kramer is also eligible to receive continuation of medical and dental insurance benefits for the severance period if severance is payable under the severance plan for Vice Presidents.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Biogen Inc.
By: /s/ James Basta
James Basta
Chief Corporation Counsel and Assistant Secretary
Date: November 1, 2018